Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2014 RESULTS

FFO of $6.5 Million, $0.20 Per Diluted Share

Core FFO of $7.1 Million, $0.22 Per Diluted Share

Operating Property Portfolio at 94.5% Occupancy

VIRGINIA BEACH, VA, May 13, 2014 – Armada Hoffler Properties, Inc. (NYSE: AHH), a full service real estate company, which develops and owns high-quality office, retail and multifamily properties in key Mid-Atlantic markets, today announced its results for the quarter ended March 31, 2014.

Highlights include:

•	Funds From Operations (“FFO”) of $6.5 million, or $0.20 per diluted share.

•	Core FFO of $7.1 million, or $0.22 per diluted share.

•	Occupancy increased slightly to 94.5%, compared to 94.4% as of December 31, 2013.

•	Eleven properties under development including approximately 675,000 square feet of office and retail space and 686 multifamily units.

•	$165.9 million of new construction contract work, including the Harbor Point project in Baltimore, Maryland, and $193.3 million of backlog.

•	Cash dividend of $0.16 per share payable on July 10, 2014 to stockholders of record on July 1, 2014.

•	Anthropologie will be opening a 9,000 square foot store at the Town Center of Virginia Beach in the fourth quarter of 2014.

•	Today, the Company announced two new development projects, both with the Commonwealth of Virginia, for a total of 47,000 square feet. Both properties will be 100% leased for 12 years starting in early 2015.

•	In April, the Company announced Lightfoot Marketplace, a new shopping center in Williamsburg, Virginia that will be anchored by Harris Teeter on a 20-year lease.

•	In January, the Company closed on the previously announced acquisition of Liberty Apartments in Newport News, Virginia.

May 13, 2014

“We are pleased with our solid start to the year. The winter weather had less of an impact on our construction business than we had anticipated and our general and administrative costs were positively impacted largely due to timing,” commented Louis Haddad, Chief Executive Officer. “We are encouraged by the attractive array of opportunities in our development pipeline and are excited by the volume of leasing activity that we are experiencing not only at Town Center but broadly across our portfolio.”

Financial Results

Net income was $2.5 million, or $0.08 per diluted share, for the three months ended March 31, 2014. FFO was $6.5 million, or $0.20 per diluted share, and Core FFO was $7.1 million, or $0.22 per diluted share, for the three months ended March 31, 2014. The Company believes that Core FFO is a useful supplemental performance measure as it excludes certain items including, but not limited to, losses on debt extinguishments, non-cash compensation expense and effects from non-stabilized development projects. A reconciliation of GAAP net income to FFO and Core FFO is presented on page eight of this release.

Operating Performance

The Company executed new and renewal office leases totaling 31,000 square feet, as well as new and renewal retail leases totaling 27,000 square feet. At the end of the first quarter, the Company’s office, retail and multifamily operating property portfolios were 95.4%, 93.4% and 94.2% occupied, respectively.

Balance Sheet and Financing Activity

At the end of the first quarter, the Company had total outstanding debt of approximately $317.3 million, including $80.0 million outstanding on its revolving credit facility. Approximately 46% of the Company’s debt had fixed interest rates at March 31, 2014 but after considering LIBOR interest rate caps with strike prices at or below 150 basis points, approximately 83% of the Company’s debt was fixed or hedged at March 31, 2014.

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May 13, 2014

Outlook

The Company is reiterating its full–year 2014 outlook parameters.

•	For the full-year 2014, Core FFO is expected to be in line with full-year 2013 FFO.

•	During 2014, the Company expects to deliver five development projects. These projects include: 4525 Main Street; Greentree Shopping Center; Encore Apartments; Whetstone Apartments; and Liberty Apartments.

•	Non-stabilized projects in 2014 are expected to negatively impact FFO by approximately $1.5 million, which the Company will exclude from Core FFO.

•	General and administrative expenses are expected to be approximately $7.8 million.

•	Construction company annual segment profits are expected to be approximately $4.0 million.

	Current Parameters As of May 13, 2014	Previous Parameters As of February 20, 2014
Total Core FFO (excluding the impact from non-stabilized projects)	In-line with full-year 2013 FFO	In-line with full-year 2013 FFO

Non-stabilized projects - negative impact to FFO (excluded from Core FFO)	Approximately $ 1.5 million	Approximately $ 1.5 million

General & administrative expense	Approximately $ 7.8 million	Approximately $ 7.8 million

Third party construction company annual segment gross profit	Approximately $ 4.0 million	Approximately $ 4.0 million

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 13, 2014 at 8:30 a.m. Eastern Time to review first quarter ended March 31, 2014 results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, June 13, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13580585.

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May 13, 2014

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s identified and next generation development pipelines, the Company’s construction and development business, including backlog, and financing activities as well as comments on the Company’s outlook. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

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May 13, 2014

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, the Company further adjusts FFO to arrive at Core FFO, which eliminates certain of these items, including, but not limited to, gains and losses on the extinguishment of debt and non-cash stock compensation expense.

For reference, as an aid in understanding the Company’s computation of FFO and Core FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Core FFO has been included on page eight of this release.

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May 13, 2014

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Real estate investments:
Income producing property	$434,281	$406,239
Held for development	—	—
Construction in progress	78,536	56,737
Accumulated depreciation	(108,706)	(105,228)

Net real estate investments	404,111	357,748

Cash and cash equivalents	13,444	18,882
Restricted cash	2,754	2,160
Accounts receivable, net	18,884	18,272
Construction receivables, including retentions	12,736	12,633
Construction costs and estimated earnings in excess of billings	1,184	1,178
Other assets	25,799	24,409

Total Assets	$478,912	$435,282

Liabilities and Equity
Indebtedness	$317,271	$277,745
Accounts payable and accrued liabilities	7,158	6,463
Construction payables, including retentions	27,047	28,139
Billings in excess of construction costs and estimated earnings	1,134	1,541
Other liabilities	16,264	15,873

Total Liabilities	$368,874	$329,761

Total Equity	110,038	105,521

Total Liabilities and Equity	$478,912	$435,282

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May 13, 2014

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(dollars in thousands, except per share)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenues
Rental revenues	$15,193	$13,398
General contracting and real estate services	19,234	17,956

Total revenues	34,427	31,354

Expenses
Rental expenses	3,976	3,229
Real estate taxes	1,343	1,212
General contracting and real estate services	17,985	17,458
Depreciation and amortization	3,969	3,159
General and administrative	2,046	717

Total expenses	29,319	25,775

Operating income	5,108	5,579

Interest expense	(2,565)	(3,915)
Other income	112	267

Income before taxes	2,655	1,931
Income tax provision	(149)	—

Net income	$2,506	$1,931

Per Share:
Basic and Diluted	$0.08
Weighted Average Common Shares and Units:
Basic and Diluted	32,825

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May 13, 2014

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO CORE FUNDS FROM OPERATIONS

(dollars in thousands, except per share)

Three Months Ended March 31, 2014
(Unaudited)

Net income	$2,506

Depreciation and amortization	3,969

Funds From Operations	$6,475

Non-cash stock compensation	329
Non-stabilized development projects	261
Loss on extinguishment of debt	—
Loan modification costs	—
Impairment charges	—

Core Funds From Operations	$7,065

Funds From Operations per diluted share	$0.20

Core Funds From Operations per diluted share	$0.22

Common Shares and Units Outstanding	32,825

Contact:

Julie Loftus Trudell

Armada Hoffler Properties, Inc.

Vice President of Investor Relations

Email: JTrudell@ArmadaHoffler.com

Phone: (757) 366-6692

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